Exhibit 3.7

CERTIFICATE OF DESIGNATIONS

OF

SERIES B PREFERRED STOCK

OF

NUBURU, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Nuburu, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

WHEREAS, the amended and restated certificate of incorporation, as amended, of the Company, as filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), authorizes the issuance of 950,000,000 shares of capital stock, consisting of 900,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”);

WHEREAS, the Certificate of Incorporation expressly authorizes the Board of Directors of the Company (the “Board”) by resolution or resolutions, to the maximum extent permitted by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and

WHEREAS, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on July [●], 2026, adopted the following resolution designating a new series of Preferred Stock as “Series B Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as set forth below.

TERMS OF SERIES B PREFERRED STOCK

1.
Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock of the Company designated as “Series B Preferred Stock” (the “Series B Preferred Stock”). The number of authorized shares of Series B Preferred Stock shall be [●]. Each share of Series B Preferred Stock shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 30 below.

2.
Ranking. Except to the extent that the holders of at least a majority of the outstanding shares of Series B Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 15, all shares of capital stock of the Company, excluding the Series A Preferred Stock, shall be junior in rank to the Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). For the avoidance of doubt, the Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (A) junior to the Series A Preferred Stock and any other Senior Preferred Stock, (B) on parity with the Parity Stock and (C) senior to the Junior Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separately as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that are (i) of senior rank to the Series B Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series B Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock with terms allowing holders to demand redemption or repayment of such shares of Junior Stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series B Preferred Stock shall maintain its relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.
Dividends. The holders of shares of Series B Preferred Stock shall receive no dividends (each, a “Holder” and collectively, the “Holders”).

4.
Conversion. At any time after the Initial Issuance Date, each share of Series B Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (the “Conversion Shares”), on the terms and subject to the conditions set forth in this Section 4.

(a)
Holder’s Conversion Right.

(i)
Conversion Right. Subject to the provisions of Section 4(f), beginning on the 45th day after the date of issuance of shares of Series B Preferred Stock, each Holder shall be entitled to convert any portion of the outstanding shares of Series B Preferred Stock held by such Holder into validly issued, fully paid and non-assessable Conversion Shares in accordance with Section 4(c) at the Conversion Rate (as defined below).

(ii)
Mandatory Conversion Payment. Notwithstanding anything contained herein to the contrary, beginning on the 45th day after the date of issuance of shares of Series B Preferred Stock, the Company shall have the option to require each Holder to convert all or a portion (subject to the Maximum Percentage set forth in Section 4(f) below) of such Holder’s shares of Series B Preferred Stock and, at the time of any voluntary conversion by a Holder or mandatory conversion at the election of the Company pursuant to this Section 4, to pay the Company (a “Mandatory Conversion Payment”) an amount equal to the number of Conversion Shares being issued pursuant to such conversion of shares of Series B Preferred Stock multiplied by the Subscription Amount, if, at any time, each of the following conditions are met:

(A)
a registration statement (or registrations statements) filed pursuant to the 1933 Act covering all Securities issued or issuable pursuant to the Purchase Agreement, including all Warrants Shares issuable upon exercise of the outstanding Warrants and all Conversion Shares issuable upon conversion of the outstanding shares of Series B Preferred Stock has been declared effective by the SEC in accordance with the 1933 Act, is effective and available for the resale of all the Shares, Warrant Shares and Conversion Shares, and the Company has not received any notice that the SEC has issued or intends to issue a stop-order with respect to such registration statement(s) or that the SEC has otherwise suspended or withdrawn the effectiveness of such registration statement(s);
(B)
there are available a sufficient number of authorized and unissued shares of Common Stock necessary for issuance upon conversion of all outstanding shares of Series B Preferred Stock and Warrants;
(C)
the Company is not in violation of any of the rules, regulations or requirements of the Trading Market and has no knowledge of any facts or circumstances that could reasonably lead to suspension of the Common Stock by the Trading Market in the foreseeable future; provided that until October 29, 2026, the expiration date of the Company's current Trading Market compliance plan referenced in the Current Report on Form 8-K filed with the SEC on July 28, 2025, the failure to comply with the minimum stockholders’ equity requirement of the Trading Market shall not constitute a violation of this provision, but that immediately upon receipt of the Mandatory Cash Payment pursuant to the terms of this Section 4(b)(ii), the Company will be in compliance with the minimum stockholders’ equity requirement of the Trading Market; and
(D)
the Closing Sale Price for each Trading Day during ten (10) consecutive Trading Days is 100% above the Closing Sale Price (or, in other words, 200% of the Closing Sale Price) on the execution date of the Purchase Agreement.

The Company shall deliver (whether via facsimile, electronic mail or otherwise) to each Holder a written notice of the Company’s election to require each Holder to provide a Mandatory Conversion Payment in connection with a conversion of shares of Series B Preferred Stock. After receipt of such notice from the Company, upon conversion of shares of Series B Preferred Stock by a Holder, such Holder shall deliver in cash or via wire transfer of immediately available funds to the Company a Mandatory Conversion Payment within two (2) Trading Days following delivery of the Conversion Notice (as defined below). Following written notice by the Company to a Holder of the Company’s election to require such Holder to convert shares of Series B Preferred Stock as contemplated in this section, each such Holder shall promptly (but within no later than two Business Days) submit a Conversion Notice with respect to all shares of Series B Preferred Stock held by such Holder and deliver in cash or via wire transfer of immediately available funds to the Company a Mandatory Conversion Payment within two (2) Trading Days following delivery of the Conversion Notice.

(b)
Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series B Preferred Stock.

(c)
Conversion Shares. The number of Conversion Shares issuable upon conversion of any share of Series B Preferred Stock pursuant to Section 4(a) shall be determined by dividing (x) the Stated Value thereof by (y) the lower of the two Closing Bid Prices of the Common Stock in the two (2) days prior to the time of such conversion (as such Closing Bid Price is defined in Section 30 herein) (the “Conversion Rate”).

(d) Mechanics of Conversion. The conversion of each share of Series B Preferred Stock shall be conducted in the following manner:

(i)
Holder’s Conversion. To convert a share of Series B Preferred Stock into Conversion Shares on any date (each, a “Conversion Date”), a Holder shall deliver to the Company (whether via facsimile or otherwise), for receipt on or prior to 4:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”). All Conversion Notices received after 4:00 p.m., New York time, on any Trading Day or at any time on a day that is not a Trading Day shall be considered to have been provided as of the next Trading Day.

(ii)
Company’s Response. Not later than the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by email an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), together with an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the first (1st) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Required Credit Date”), the Company shall credit such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/ Withdrawal at Custodian system.

(iii)
Record Holder. Upon delivery of a Conversion Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which such Conversion Notice was issued, irrespective of the date such Conversion Shares are credited to the Holder’s DTC account.

(iv)
Company’s Failure to Timely Convert. If the Company fails to issue and credit to the Holder by the Required Credit Date the balance account of Holder or Holder’s nominee with DTC for such number of Conversion Shares so delivered to the Company, then, in addition to all other remedies available to Holder, at the sole discretion of Holder, the Company shall pay in cash to Holder on each Trading Day after the Required Credit Date that the issuance or credit of such Conversion Shares is not timely effected an amount equal to 1% of the product of (A) the number of shares of Common Stock not so delivered or credited (as the case may be) to Holder or Holder’s nominee multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Required Credit Date.

To the extent permitted by law, the Company’s obligations to issue and credit the Conversion Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of the Conversion Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely issue and credit the Conversion Shares as required pursuant to the terms hereof.

(v)
Disputes. In the case of a dispute as to the determination of the Conversion Rate or the arithmetic calculation of the number of Conversion Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed, provided that following such issuance to Holder such dispute shall be resolved in accordance with Section 22.

(vi)
Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any portion of shares of Series B Preferred Stock in accordance with the terms hereof, no Holder thereof shall be required to physically surrender such shares of Series B Preferred Stock to the Company. If a Holder surrenders a portion of such Holder’s shares of Series B Preferred Stock as provided by Section 17, then the Company shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of such shares of Series B Preferred Stock and at its own expense, issue and deliver to such Holder (or its designee) new shares of Series B Preferred Stock (in accordance with Section 17(d)) representing the remaining shares of Series B Preferred Stock after such surrender. Each Holder and the Company shall maintain records showing the number of shares of Series B Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of shares of Series B Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the remaining amount of shares of Series B Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series B Preferred Stock, the outstanding shares of Series B Preferred Stock represented by any certificate may be less than stated on the face thereof. Each certificate for shares of Series B Preferred Stock shall bear the following legend:

ANY TRANSFEREE SHOULD CAREFULLY REVIEW THE TERMS OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK, INCLUDING SECTIONS 4(d)(vi) AND 17(a) THEREOF. THE SHARES REPRESENTED BY THIS CERTIFICATE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 4(d)(vi) OF THE CERTIFICATE OF DESIGNATIONS.

(e)
Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of Series B Preferred Stock.

(f)
Limitations on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, shares of Series B Preferred Stock shall not be convertible or exchangeable by a Holder thereof to the extent (but only to the extent), after giving effect to the issuance of shares of Common Stock issuable upon such conversion, such Holder or any of its affiliates would beneficially own in excess of 9.99% of the number of shares of Common Stock then outstanding, as calculated in accordance with Section 13(d) of the 1934 Act (the “Maximum Percentage”). To the extent the above limitation applies, the determination of whether shares of Series B Preferred Stock shall be convertible or exchangeable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert or exchange shares of Series B Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility or exchangeability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of Series B Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Company shall within two (2) Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise or exchange of convertible or exercisable or exchangeable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designations or securities issued pursuant to the Purchase Agreement.

5.
Activity Restrictions. For so long as Holder holds any Conversion Shares, such Holder will not: (i) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of the Company, alone or together with any other Person, which would result in beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding shares of Common Stock or other voting securities of the Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company, (c) a sale or transfer of a material amount of assets of the Company, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company’s business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the 1934 Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above, or (ii) request the Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this Section 5; provided, however, that notwithstanding anything to the contrary contained in clauses (i) and (ii) above, Holder may vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of the Company.

6.
[Reserved.]

7.
Purchase Rights; Fundamental Transaction.

(a)
Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holders could have acquired if the Holders had held the number of Common Stock acquirable upon complete conversion of the shares of Series B Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).
(b)
Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders, including agreements confirming the obligations of the Successor Entity as set forth in this Certificate of Designations and an obligation to deliver to the Holder in exchange for the Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, which is convertible for a corresponding number of shares of capital stock equivalent to the Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of this Certificate of Designations), having a stated value equal to the Stated Value of the Series B Preferred Stock held by the Holders and having similar ranking to the Series B Preferred Stock prior to such Fundamental Transaction, and a conversion rate which applies the Conversion Rate hereunder to such shares of capital stock but taking into account the relative value of the Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Series B Preferred Stock immediately prior to the consummation of such Fundamental Transaction.

8.
[Reserved.]

9.
Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of the Series B Preferred Stock, and (ii) shall, so long as any shares of Series B Preferred Stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, the maximum number of Common Stock as shall from time to time be necessary to effect the conversion of the Series B Preferred Stock.

10.
Reservation of Shares; Insufficient Authorized Shares. The Company shall initially reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock equal to 250% of the maximum number of Conversion Shares, but not to exceed the authorized shares of Common Stock set forth in the Certificate of Incorporation, issuable to satisfy the Company's obligations to issue shares of Common Stock hereunder, and the Company shall at all times keep reserved for issuance upon conversion of the Series B Preferred Stock a number of shares of Common Stock equal to 250% of the maximum number of Conversion Shares issuable to satisfy the Company’s obligation to issue shares of Common Stock hereunder (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of shares of Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock held by each Holder on the Initial Issuance Date (the “Reserved Share Allocation”). If the Company does not have sufficient authorized shares of Common Stock set forth in the Certificate of Incorporation to satisfy the Required Reserve Amount, then each Holder shall be entitled to a portion of such then-available authorized and reserved shares of Common Stock equal to such Holder’s percentage of the Reserved Share Allocation. In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such Holder’s Reserved Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Preferred Stock shall be allocated to the remaining Holders of shares of Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such Holders.

11.
Voting Rights. Holders of shares of Series B Preferred shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in this Certificate of Designations. To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders of the shares of Series B Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 4(e), to the extent that under the DGCL holders of the Series B Preferred Stock are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4(f) hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the applicable Conversion Rate is calculated. Holders of shares of Series B Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL.

12.
[Reserved.]

13.
Liquidation, Dissolution, Winding-Up. The Series B Preferred Stock shall have no rights upon a Liquidation Event.

14.
Rights Upon Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, indebtedness, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series B Preferred Stock, then, in each such case, provision shall be made so that upon conversion of Series B Preferred Stock, the Holders shall be entitled to participate in such Distribution to the same extent that the Holders would have participated therein if the Holders had held the number of Common Stock acquirable upon complete conversion of such Series B Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that a Holder’s right to participate in any such Distributions would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such Common Stock as a result of such Distribution to such extent)

and such Distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

15.
Vote to Change the Terms of or Issue Series B Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series B Preferred Stock hereunder, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series B Preferred Stock; (c) without limiting any provision of Section 2, during such time as greater than 50% of the shares of Series B Preferred Stock issued on the Initial Issuance Date continue to be held by the initial Holder thereof, (1) create or authorize (by reclassification or otherwise) any new class or series of Senior Preferred Stock or Parity Stock; (2) purchase, repurchase or redeem any shares of Junior Stock (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Board)); (3) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any Junior Stock; (4) issue any shares of Series B Preferred Stock other than as contemplated hereby or pursuant to the Purchase Agreement; or (d) whether or not prohibited by the terms of the Series B Preferred Stock, circumvent a right of the Series B Preferred Stock hereunder.

16.
Transferability of Series B Preferred Stock. A Holder may transfer some or all of its shares of Series B Preferred Stock without the consent of the Company.

17.
Reissuance of Share Certificates and Book Entries.

(a)
Transfer. If any shares of Series B Preferred Stock are to be transferred, the applicable Holder shall surrender the applicable Share Certificate to the Company (or, if the shares of Series B Preferred Stock are held in Book-Entry form, a written instruction letter to the Company), whereupon the Company will forthwith issue and deliver upon the order of such Holder a new Share Certificate (in accordance with Section 17(d)) (or evidence of the transfer of such Book-Entry), registered as such Holder may request, representing the outstanding number of shares of Series B Preferred Stock being transferred by such Holder and, if less than the entire outstanding number of shares of Series B Preferred Stock is being transferred, a new Share Certificate (in accordance with Section 17(d)) to such Holder representing the outstanding number of shares of Series B Preferred Stock not being transferred (or evidence of such remaining shares of Series B Preferred Stock in a Book-Entry for such Holder). Such Holder and any assignee, by acceptance of the Share Certificate or evidence of Book-Entry issuance, as applicable, acknowledge and agree that, by reason of the provisions of Section 4(d)(i) following conversion of any of the shares of Series B Preferred Stock, the outstanding number of shares of Series B Preferred Stock represented by the Share Certificate may be less than the number of shares of Series B Preferred Stock stated on the face of the Share Certificate.

(b)
Lost, Stolen or Mutilated Share Certificate. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Share Certificate, the Company shall execute and deliver to such Holder a new Share Certificate (in accordance with Section 17(d)) representing the applicable outstanding number of shares of Series B Preferred Stock.

(c)
Share Certificate and Book-Entries Exchangeable for Different Denominations and Forms. Each Share Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Company, for a new Share Certificate or Share Certificate(s) or new Book-Entry (in accordance with Section 17(d)) representing, in the aggregate, the outstanding number of the shares of Series B Preferred Stock in the original Share Certificate, and each such new Share Certificate and/or new Book-Entry, as applicable, will represent such portion of such outstanding number of shares of Series B Preferred Stock from the original Share Certificate as is designated in writing by such Holder at the time of such surrender. Each Book-Entry may be exchanged into one or more new Share Certificates or split by the applicable Holder by delivery of a written notice to the Company into two or more new Book-Entries (in accordance with Section 17(d)) representing, in the aggregate, the outstanding number of the shares of Series B Preferred Stock in the original Book-Entry, and each such new Book-Entry and/or new Share Certificate, as applicable, will represent such portion of such outstanding number of shares of Series B Preferred Stock from the original Book-Entry as is designated in writing by such Holder at the time of such surrender.

(d)
Issuance of New Share Certificate or Book-Entry. Whenever the Company is required to issue a new Share Certificate or a new Book-Entry pursuant to the terms of this Certificate of Designations, such new Share Certificate or new Book-Entry (i) shall represent, as indicated on the face of such Share Certificate or in such Book-Entry, as applicable, the number of shares of Series B Preferred Stock remaining outstanding (or in the case of a new Share Certificate or new Book-Entry being issued pursuant to Section 17(a) or Section 17(c), the number of shares of Series B Preferred Stock designated by such Holder) which, when added to the number of shares of Series B Preferred Stock represented by the other new Share Certificates or other new Book-Entry, as applicable, issued in connection with such issuance, does not exceed the number of shares of Series B Preferred Stock remaining outstanding under the original Share Certificate or original Book-Entry, as applicable, immediately prior to such issuance of new Share Certificate or new Book-Entry, as applicable, and (ii) shall have an issuance date, as indicated on the face of such new Share Certificate or in such new Book-Entry, as applicable, which is the same as the issuance date of the original Share Certificate or in such original Book-Entry, as applicable.

18.
Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of a Holder to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to the Holders that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversions and the like (and the computation thereof) shall be the amounts to be received by the Holders and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Certificate of Designations shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to each Holder that is requested by a Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations. The issuance of Common Stock and certificates for Common Stock as contemplated hereby upon the conversion of the Preferred Stock shall be made without charge to any Holder or such Common Stock for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than a Holder or its agent on its behalf.

19.
Payment of Collection, Enforcement and Other Costs. If (a) any shares of Series B Preferred Stock are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designations or to enforce the provisions of this Certificate of Designations (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Certificate of Designations, then the Company or any of its Subsidiaries shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

20.
Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations. Terms used in this Certificate of Designations and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Issuance Date in such other Transaction Documents unless otherwise consented to in writing by the Required Holders.

21.
Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

22.
Dispute Resolution. In the case of a dispute as to the determination of the Conversion Rate or the arithmetic calculation of the Conversion Shares, the Company or a Holder (as the case may be) shall submit the disputed determinations or arithmetic calculation via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder or the Company (as the case may be) learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to agree upon such determination or calculation (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed arithmetic calculation of the Conversion Shares and the disputed determination of the Conversion Rate to an independent, reputable investment bank selected by such Holder, with the consent of the Company (which may not be unreasonably withheld, conditioned or delayed), or (b) if acceptable to the Holder, the disputed arithmetic calculation of the Conversion Shares and the disputed determination of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error. The fees and expenses of such investment bank or accountant shall be borne by the parties in the same proportion as the respective amounts by which the investment bank’s or accountant’s determination differs from such party’s calculation.

23.
Notices; Currency; Payments.

(a)
Notices. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 5.4 of the Purchase Agreement. The Company shall provide the Holders with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holders (i) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities, indebtedness, or other property pro rata to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information (to the extent it constitutes, or contains, material, non-public information regarding the Company shall be made known to the public prior to or in conjunction with such notice being provided to the Holders and (ii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. It is expressly understood and agreed that the time of execution specified by a Holder in each Conversion Notice shall be definitive and may not be disputed or challenged by the Company.

(b)
Currency. All dollar amounts referred to in this Certificate of Designations are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Certificate of Designations shall be paid in U.S. Dollars.
(c)
Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds by providing the Company with prior written notice setting out such Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

24.
Waiver of Notice. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Certificate of Designations and the Purchase Agreement.

25.
Governing Law. This Certificate of Designations shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude a Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

26.
Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

27.
[Reserved.]

28.
Stockholder Matters; Amendment.

(a)
Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of shares of Series B Preferred Stock may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b)
Amendment. Except for Section 4(f) and this Section 28(b), which may not be amended, modified or waived hereunder, this Certificate of Designations or any provision hereof may be amended, modified or waived by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

29.
Status of Converted or Cancelled Series B Preferred Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 4 hereof or otherwise exchanged or cancelled pursuant to the terms of this Certificate of Designations, such shares shall automatically be retired and cancelled and shall resume the status of authorized but unissued shares of undesignated preferred stock.

30.
Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)
“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)
“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)
“Bloomberg” means Bloomberg, L.P.

(d)
“Book-Entry” means each entry on the Register evidencing one or more shares of Series B Preferred Stock held by a Holder in lieu of a Share Certificate issuable hereunder.

(e)
“Business Day” shall have the meaning set forth in the Purchase Agreement, as may be amended from time in accordance with the terms thereof.

(f)
“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and the last closing trade price, respectively, for such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the average of the bid prices, or the ask prices, respectively, of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 22. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(g)
“Common Stock” means the common stock, par value $0.0001 per share, of the Company and any other shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Common Stock).

(h)
“Convertible Securities” means any capital stock or other security of the Company that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, shares of Common Stock).

(i)
“DTC” has the meaning set forth in Section 4(d)(ii).

(j)
“Execution Date” shall mean the date of the Purchase Agreement.

(k)
“Eligible Market” means the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any other national securities exchange.

(l)
“Initial Issuance Date” means the date of the first issuance of shares of Series B Preferred Stock.

(m)
“Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving entity) any other Person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to any other Person, in connection with which the Company is dissolved, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(n)
“Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(o)
“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(p)
“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(q)
“Register” means the records maintained by the Company, or any Transfer Agent appointed by the Company, reflecting the ownership of shares of Series B Preferred Stock.

(r)
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(s)
“SEC” means the Securities and Exchange Commission or the successor thereto.

(t)
“Purchase Agreement” means the Securities Purchase Agreement dated as of July [●], 2026 between the Company and the investors named therein, as may be amended from time in accordance with the terms thereof.

(u)
“Stated Value” means $100 per share; provided that if the Company, at any time on or after the date hereof, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Stated Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Stated Value is calculated hereunder, then the calculation of such Stated Value shall be adjusted appropriately to reflect such event.

(v)
“Share Certificate” means a physical certificate representing shares of Series B Preferred Stock issued to a Holder.

(w)
“Subscription Amount” shall have the meaning set forth in the Securities Purchase Agreement.
(x)
“Subsidiaries” means any corporation, partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by the Company.

(y)
“Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(z)
“Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Trading Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(aa)
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(bb)
“Transaction Documents” means the Purchase Agreement, this Certificate of Designations, and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated by the Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.

(cc)
“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series B Preferred Stock of Nuburu, Inc. to be signed by its Chief Executive Officer on this ____ day of July, 2026.

NUBURU, INC.

By:
Name:
Title:

EXHIBIT I

NUBURU, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock of Nuburu, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), of Nuburu, Inc. a Delaware corporation (the “Company”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:
Aggregate number of shares of Series B Preferred Stock to be converted:
Aggregate Stated Value of such shares of Series B Preferred Stock to be converted:
The lower of the two Closing Bid Prices of the Common Stock in the two days prior to the time of such conversion (as such Closing Bid Price is defined in Section 30 of the Certificate of Designations)
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the shares of Series B Preferred Stock are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:

DTC Number:

Account Number:

Date: _____________ __, _________

Name of Registered Holder

By:
Name:
Title:

Tax ID:

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock are eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

NUBURU, INC.

By:
Name:
Title: